EXHIBIT 99

News Release	The Ryland Group, Inc. www.ryland.com

FOR IMMEDIATE RELEASE	CONTACT:	Cathey Lowe, Senior Vice President, Finance
Investor Relations (818) 223-7530

Melissa Bailey, Vice President, Communications
Media Relations (818) 223-7590

RYLAND REPORTS 41 PERCENT INCREASE IN THIRD-QUARTER EPS,
INCREASES EARNINGS GUIDANCE FOR 2003

CALABASAS, Calif. (Oct. 21, 2003) — The Ryland Group, Inc. (NYSE: RYL) today announced record results for its third quarter ended September 30, 2003, including the highest third-quarter consolidated net earnings, revenues, new orders, closings, backlog and earnings per share in its history. Highlights include:

•	Diluted earnings of $2.40 per share for the quarter ended September 30, 2003, representing an increase of 41.2 percent over the same period in the prior year. Excluding the one-time debt-restructuring charge of $5.1 million, diluted earnings per share increased 48.2 percent

•	Revenues of $872.2 million for the quarter ended September 30, 2003, reflecting an increase of 19.0 percent over the quarter ended September 30, 2002

•	Gross profit margins from home sales of 22.5 percent for the quarter ended September 30, 2003, compared to 20.9 percent for the quarter ended September 30, 2002

•	Record third-quarter new orders of 3,748, signifying a 5.3 percent increase over the new orders for the quarter ended September 30, 2002

•	Record backlog at September 30, 2003 totaling $1,823.0 million, the highest quarter-end backlog in the Company’s history and a 25.5 percent increase over the backlog at September 30, 2002

•	A decrease in average diluted common shares outstanding by approximately 1.5 million for the quarter ended September 30, 2003 versus the third quarter of 2002

•	A net debt-to-capital ratio of 30.9 percent at September 30, 2003, compared to 37.4 percent at September 30, 2002.

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RYLAND THIRD-QUARTER RESULTS

     “Ryland’s consistent focus on steady margin improvement and bottom-line growth are continuing to pay off in record earnings,” said R. Chad Dreier, chairman, president and CEO, The Ryland Group, Inc. “We believe our strategy of organically growing our markets is the ideal manner in which to increase financial performance and shareholder value, and our growth in earnings ensures our ability to continue our stock repurchase program while investing in the ongoing growth of the Company.”

RECORD RESULTS HIGHLIGHT THIRD QUARTER

     The Company’s consolidated net earnings for the third quarter of 2003 were $63.3 million, or $2.40 per diluted share, compared to consolidated net earnings of $47.4 million, or $1.70 per diluted share, for the third quarter of 2002.

     The Company finished the third quarter of 2003 in a strong financial position. Its cash and cash equivalents totaled $196.5 million, and there were no borrowings outstanding against its revolving credit facility. In July 2003, the Company redeemed $100.0 million of its 8.25 percent senior subordinated notes with the proceeds from the issuance of the 5.38 percent senior notes in June 2003.

     The homebuilding segment reported its highest third-quarter pretax earnings in the Company’s history at $100.8 million. This represents a 29.7 percent rise over the $77.7 million reported for the third quarter of 2002. The increase over the prior year was primarily attributable to a higher closing volume, higher average closing prices of homes sold and increased margins on homes closed.

     Homebuilding revenues rose $136.3 million to $850.2 million for the third quarter of 2003, compared to the same period in the prior year. This was the result of a 7.2 percent increase in the average closing price of homes from $209,000 for the quarter ended September 30, 2002, to $224,000 for the quarter ended September 30, 2003, as well as an 11.1 percent increase in the number of closings (3,735 homes closed in the third quarter of 2003 versus 3,362 homes closed in the same quarter of 2002). Homebuilding revenues for the third quarter of 2003 included $14.5 million from land sales, compared to $9.8 million for the third quarter of 2002, which contributed net gains of $1.1 million and $3.0 million to pretax earnings in 2003 and 2002, respectively.

     New orders of 3,748 for the third quarter of 2003 represented a 5.3 percent increase, compared to new orders of 3,558 for the third quarter of 2002. The Company operated in 325 active communities at September 30, 2003, compared to 301 active communities at September 30, 2002. The Company’s backlog at the end of the third quarter of 2003 increased to 7,709 outstanding contracts from 6,687 outstanding contracts at September 30, 2002, a rise of 15.3 percent. The dollar value of the Company’s backlog at September 30, 2003, was $1,823.0 million, or an increase of 25.5 percent over that of September 30, 2002.

     “Our backlog breaks all of our previous records, which puts us in an excellent position to sustain our growth in performance for 2004,” said Dreier.

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RYLAND THIRD-QUARTER RESULTS

     Gross profit margins from home sales averaged 22.5 percent in the third quarter of 2003, compared to 20.9 percent in the third quarter of 2002. Selling, general and administrative expenses, as a percentage of revenue, were 9.5 percent in the third quarter of 2003 versus 9.8 percent in the corresponding period in 2002. Compared to the third quarter of the previous year, interest expense increased $4.7 million to $6.8 million in the third quarter of 2003. The change was primarily attributable to a $5.1 million pretax loss on the early extinguishment of debt, which is characterized as interest expense, due to the redemption of the $100.0 million 8.25 percent senior subordinated notes due 2008, at a stated call price of 104.125 percent of the principal amount.

     The pretax homebuilding margin was 11.9 percent in the third quarter of 2003, compared to 10.9 percent in the third quarter of 2002.

     Corporate expenses were $14.7 million for the third quarter of 2003, compared to $11.1 million for the same period in the prior year. The rise in corporate expenses was primarily attributable to increased incentive compensation due to the improvement of the Company’s financial results.

     The Company’s financial services segment reported pretax earnings of $15.2 million for the third quarter of 2003, compared to $12.5 million for the same period last year, due to a 22.4 percent increase in origination volume and a 22.6 percent rise in loan sales volume. The number of mortgage originations rose by 15.4 percent during the third quarter of 2003 primarily due to the Company’s growth in home closings as well as an increase in the capture rate of these closings. The capture rate of mortgages originated for homebuilding customers rose to 85.3 percent from 83.3 percent in the third quarter of 2002.

NEW RECORDS ESTABLISHED FOR THE FIRST NINE MONTHS OF 2003

     Consolidated net earnings for the nine months ended September 30, 2003, increased 31.7 percent to $155.5 million, or $5.85 per diluted share, from $118.1 million, or $4.18 per diluted share, for the nine months ended September 30, 2002.

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RYLAND THIRD-QUARTER RESULTS

     The Company’s homebuilding segment reported record-breaking pretax earnings of $250.6 million for the nine months ended September 30, 2003, compared to $192.9 million for the same period in the prior year. Homebuilding revenues rose $409.3 million to $2,307.5 million for the nine months ended September 30, 2003, compared to $1,898.2 million for the comparable period in the previous year. Homebuilding revenues for the nine months ended September 30, 2003, included revenues of $22.5 million from land sales, compared to $24.1 million for the nine months ended September 30, 2002, contributing net gains of $2.1 million and $5.5 million to pretax earnings, respectively. Housing gross profit margins rose to 21.7 percent for the nine months ended September 30, 2003, versus 20.9 percent for the same period in 2002. The Company closed 10,324 homes for the nine months ended September 30, 2003, an increase of 14.1 percent, compared with 9,048 homes closed for the nine months ended September 30, 2002. New orders were 12,665 for the nine months ended September 30, 2003, representing an increase of 13.5 percent, compared with 11,158 for the nine months ended September 30, 2002.

     The financial services segment, which includes Ryland Mortgage Company and its title, escrow and insurance services, reported pretax earnings of $45.3 million for the nine months ended September 30, 2003, representing an increase of $13.2 million, or 41.1 percent, compared with pretax earnings of $32.1 million for the same period last year.

STOCK REPURCHASE PROGRAM

     The Company repurchased 475,000 shares of its common stock during the third quarter of 2003 and 1.5 million shares year-to-date. The Company currently has Board authorization to purchase an additional 1.5 million shares.

NEW EARNINGS GUIDANCE

     Given its results for the nine months ended September 30, 2003, the Company anticipates that earnings for the fiscal year ending December 31, 2003, will exceed $8.35 per share.

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RYLAND THIRD-QUARTER RESULTS

     With headquarters in Southern California, Ryland is one of the nation’s largest homebuilders and a leading mortgage-finance company. The Company, which currently operates in 27 markets across the country, has built more than 210,000 homes and financed over 185,000 mortgages since its founding in 1967.

Note: Certain statements in this press release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on various factors and assumptions that include such risks and uncertainties as the completion and profitability of sales reported; the market for homes generally and in areas where the Company operates; the availability and cost of land; changes in economic conditions and interest rates; an increase in raw materials and labor costs; consumer confidence; government regulation; and general economic, business and competitive factors, all or each of which may cause actual results to differ from the statements made in this press release.

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Five financial-statement pages follow.

CONSOLIDATED STATEMENTS OF EARNINGS (unaudited)
The Ryland Group, Inc. and subsidiaries
(in thousands, except share data)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002

REVENUES
Homebuilding	$850,176	$713,923	$2,307,511	$1,898,167
Financial services	22,008	18,812	64,380	49,304

TOTAL REVENUES	872,184	732,735	2,371,891	1,947,471

EXPENSES
Homebuilding
Cost of sales	661,468	563,896	1,808,473	1,501,920
Selling, general and administrative	81,086	70,247	238,276	197,975
Interest	6,794	2,123	10,195	5,400

Total homebuilding expenses	749,348	636,266	2,056,944	1,705,295
Financial services
General and administrative	6,381	5,724	17,872	15,169
Interest	426	627	1,230	2,016

Total financial services expenses	6,807	6,351	19,102	17,185
Corporate expenses	14,722	11,108	40,847	28,197

TOTAL EXPENSES	770,877	653,725	2,116,893	1,750,677
Earnings before taxes	101,307	79,010	254,998	196,794
Tax expense	37,973	31,604	99,449	78,718

NET EARNINGS	$63,334	$47,406	$155,549	$118,076

NET EARNINGS PER COMMON SHARE
Basic	$2.56	$1.80	$6.23	$4.42
Diluted	$2.40	$1.70	$5.85	$4.18
AVERAGE COMMON SHARES OUTSTANDING
Basic	24,768,351	26,310,515	24,962,634	26,721,346
Diluted	26,361,568	27,876,907	26,570,939	28,271,079

CONSOLIDATED BALANCE SHEETS
The Ryland Group, Inc. and subsidiaries
(in thousands, except share data)

	September 30,	December 31,
	2003	2002

	(unaudited)
ASSETS
Homebuilding
Cash and cash equivalents	$194,397	$266,577
Housing inventories
Homes under construction	847,335	575,794
Land under development and improved lots	515,671	524,218
Consolidated inventory not owned	36,315	—

Total inventories	1,399,321	1,100,012
Property, plant and equipment	41,979	40,479
Purchase price in excess of net assets acquired	18,185	18,185
Other	58,951	58,252

	1,712,833	1,483,505

Financial Services
Cash and cash equivalents	2,080	2,868
Mortgage-backed securities and notes receivable	30,249	42,583
Other	41,435	38,163

	73,764	83,614

Other Assets
Net deferred taxes	36,929	36,830
Other	68,561	53,802

TOTAL ASSETS	1,892,087	1,657,751

LIABILITIES
Homebuilding
Accounts payable and other liabilities	359,696	300,168
Long-term debt	540,500	490,500

	900,196	790,668

Financial Services
Accounts payable and other liabilities	19,449	23,718
Short-term notes payable	30,535	43,145

	49,984	66,863

Other Liabilities	133,566	120,141

TOTAL LIABILITIES	1,083,746	977,672

MINORITY INTEREST	34,160	—

STOCKHOLDERS’ EQUITY
Common stock, $1.00 par value:
Authorized - 80,000,000 shares
Issued - 24,527,359 shares (25,260,343 for 2002)	24,527	25,260
Retained earnings	748,408	653,461
Accumulated other comprehensive income	1,246	1,358

TOTAL STOCKHOLDERS’ EQUITY	774,181	680,079

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$1,892,087	$1,657,751

Stockholders’ equity per common share	$31.56	$26.92

SEGMENT INFORMATION (unaudited)
The Ryland Group, Inc. and subsidiaries
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002

Earnings before taxes
Homebuilding	$100,828	$77,657	$250,567	$192,872
Financial services	15,201	12,461	45,278	32,119
Corporate	(14,722)	(11,108)	(40,847)	(28,197)

Total	$101,307	$79,010	$254,998	$196,794

HOMEBUILDING OPERATIONAL DATA (unaudited)
The Ryland Group, Inc. and subsidiaries

	North	Texas	Southeast	West	Total

For the three months ended September 30,
New Orders (units)
2003	1,100	770	1,124	754	3,748
2002	1,002	826	1,020	710	3,558

Closings (units)
2003	1,117	843	1,074	701	3,735
2002	1,017	904	875	566	3,362

Average Closing Price (in thousands)
2003	$254	$158	$209	$277	$224
2002	$233	$153	$192	$286	$209

For the nine months ended September 30,
New Orders (units)
2003	3,563	2,797	3,770	2,535	12,665
2002	3,194	2,685	3,217	2,062	11,158

Closings (units)
2003	3,239	2,306	2,840	1,939	10,324
2002	2,910	2,286	2,503	1,349	9,048

Average Closing Price (in thousands)
2003	$253	$158	$206	$266	$221
2002	$228	$153	$193	$279	$207

Outstanding Contracts at September 30,
Units
2003	2,070	1,450	2,721	1,468	7,709
2002	1,921	1,470	2,183	1,113	6,687

Dollars (in millions)
2003	$575	$239	$594	$415	$1,823
2002	$467	$235	$444	$306	$1,452

Average Price (in thousands)
2003	$278	$165	$218	$283	$236
2002	$243	$160	$204	$275	$217

FINANCIAL SERVICES SUPPLEMENTAL INFORMATION (unaudited)
The Ryland Group, Inc. and subsidiaries
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2003	2002	2003	2002

RESULTS OF OPERATIONS
Revenues
Net gains on sales of mortgages and mortgage servicing rights	$13,074	$11,576	$40,032	$30,418
Title/escrow/insurance	4,766	3,445	12,816	9,205
Net origination fees	2,828	2,032	7,298	4,106
Interest
Mortgage-backed securities and notes receivable	1,031	1,458	3,438	4,835
Other	297	205	779	639

Total interest	1,328	1,663	4,217	5,474
Other	12	96	17	101

Total revenues	22,008	18,812	64,380	49,304
Expenses
General and administrative	6,381	5,724	17,872	15,169
Interest	426	627	1,230	2,016

Total expenses	6,807	6,351	19,102	17,185

Pretax earnings	$15,201	$12,461	$45,278	$32,119

OPERATIONAL DATA
Retail operations:
Originations (units)	3,058	2,650	8,542	7,043
Ryland Homes closings as a percentage of total closings	98.6%	98.4%	98.5%	97.9%
Ryland Homes origination capture rate	85.3%	83.3%	86.2%	81.7%

Investment operations:
Mortgage-backed securities and notes receivable average balance	$31,272	$47,492	$35,012	$52,370